  Filed Under Rule 424(b)(3), Registration Statement No. 333-177949  Pricing Supplement Number 341 Dated Monday, September 15, 2014 (To: Prospectus Dated November 14, 2011 and Prospectus Supplement Dated November 17, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FUP9	[]	100%	1.800%	[]	Fixed	3.350%	MONTHLY	09/15/2024	10/15/2014	$1.86	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, September 15, 2014 through Monday, September 22, 2014 Trade Date: Monday, September 22, 2014 @12:00 PM ET Settlement Date: Thursday, September 25, 2014 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corp Prospectus Dated November 14, 2011